Exhibit 99.1
CENTERPLATE REPORTS 2008 THIRD QUARTER RESULTS
     STAMFORD, Conn., November 10, 2008 — Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today reported financial results for the third quarter and fiscal year-to-date ended September 30, 2008. Net sales for the quarter increased $32.7 million, or 13.3%, to $278.8 million, compared to net sales of $246.1 million for the third quarter of 2007. The net sales increase for the third quarter of 2008 was primarily driven by improved Major League Baseball (MLB) sales of $22.8 million due to the opening of the Washington Nationals ball park, increased attendance at a number of the company’s MLB facilities, and the 2008 All-Star game which took place at Yankee Stadium in July. Sales at convention centers increased $5.1 million due to increased events at some of the company’s major convention centers and the commencement of operations at the Orange County Convention Center in August 2008. In addition, National Football League (NFL) sales increased $2.0 million primarily due to the timing of games played during the quarter versus prior year, and sales at all other facilities increased $2.8 million.
     Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) decreased $3.5 million, or 13.4%, to $22.6 million for the third quarter of 2008 compared to $26.1 million in the third quarter of 2007, primarily due to $2.6 million in transaction costs associated with completing the merger agreement with Kohlberg & Company. Excluding these transaction costs, adjusted EBITDA for the third quarter decreased $0.9 million, or 3.8%, to $25.2 million compared to the third quarter of 2007. This decline is due to lower spending and higher labor costs at some convention centers and softness at some sports facilities driven by the economic downturn, opening expenses at the Washington Nationals and Orange County Convention Center and higher commissions at several of the company’s facilities.

     “We continue to be focused on completing our merger with Kohlberg & Company as we are confident it will enhance our current partnerships and make us more competitive in the market,” said Janet Steinmayer, President and Chief Executive Officer of Centerplate. She added, “Net sales for the quarter increased primarily due to new accounts; however adjusted EBITDA for the quarter decreased due to opening expenses incurred at these new accounts, the softening economy, higher commissions, and transaction costs related to the company’s merger with Kohlberg & Company.”
     For the thirty-nine weeks ended September 30, 2008, net sales increased 13.6% to $650.3 million from $572.3 million in the comparable period in 2007. Adjusted EBITDA for the thirty-nine week period was $40.9 million compared to $46.8 million in the comparable period in 2007. The decline was partially due to $4.0 million in legal and transaction costs associated with the company’s exploration of capital structure and other alternatives, including the merger with Kohlberg & Company. Excluding these transaction costs, adjusted EBITDA declined $1.9 million, or 4.1%, due to the softening economy and opening expenses at several new venues.
     For the third quarter of 2008, the company reported a net loss of $24.9 million, or a loss of $1.19 per share, compared to net income of $6.0 million, or $0.27 per share, in the third quarter of 2007. The decline in net income was primarily due to an increase in income tax expense. This increase was the result of the company’s conclusion that it would not generate sufficient taxable income in the near future to realize all of its net deferred tax assets in the United States. The company therefore recorded a full valuation allowance against its net deferred tax assets in the amount of $24.2 million. These tax assets can be recovered in the future should the company generate sufficient taxable income to utilize them. For the thirty-nine weeks ended September 30, 2008, the company reported a net loss of $33.6 million or a loss of $1.60 per share compared to income of $0.2 million in the prior year period or $0.01 per share. This decline was primarily due to an increase in income tax expense as explained above.

     In light of the company’s pending transaction with Kohlberg, the company will not hold a conference call to discuss the third quarter results. Additional information about the quarter will be available in the company’s Form 10-Q which is being filed with the United States Securities and Exchange Commission later today, Monday, November 10, 2008.
About Centerplate
     Centerplate, with its principal executive office in Stamford, CT, is a leading provider of food and related services, including concessions, catering and merchandise services, in more than 130 sports facilities, convention centers and other entertainment venues throughout the United States and Canada. Visit the company online at www.centerplate.com.
Presentation of Information in this Press Release
     Centerplate presents Adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.
Forward-Looking Statements
     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, the outcome of the company’s contemplated merger agreement, consumer spending levels, changing trends in its business and competitive environment, adverse weather conditions and other factors, as well as the risks identified in its most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com
(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 30,	October 2,	September 30,	October 2,
	2008	2007	2008	2007
	(In thousands, except share data)

Net sales	$278,773	$246,141	$650,289	$572,313

Cost of sales	229,093	197,357	539,384	466,563
Selling, general and administrative expense	27,102	23,112	70,371	60,473
Depreciation and amortization	9,599	7,995	26,727	23,090
Transaction related expenses	—	667	—	1,000
Trademark impairment	3,623	—	3,623	—

Income from operations	9,356	17,010	10,184	21,187

Interest expense, net	7,919	7,329	24,611	22,460

Other income, net	(55)	(470)	(339)	(1,514)

Income (loss) before income taxes	1,492	10,151	(14,088)	241

Income tax provision	26,413	4,155	19,465	53

Net income (loss)	$(24,921)	$5,996	$(33,553)	$188

Basic and diluted net income (loss) per share with and without conversion option	$(1.19)	$0.27	$(1.60)	$0.01

Weighted average shares outstanding with conversion option	—	4,060,997	—	4,060,997
Weighted average shares outstanding without conversion option	20,981,813	18,463,995	20,981,813	18,463,995

Total weighted average shares outstanding	20,981,813	22,524,992	20,981,813	22,524,992

Dividends declared per share	$—	$0.20	$0.26	$0.59

CENTERPLATE, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 30,	October 2,	September 30,	October 2,
	2008	2007	2008	2007
	(In thousands)
Net income (loss)	$(24,921)	$5,996	$(33,553)	$188
Income tax provision	26,413	4,155	19,465	53

Income (loss) before income taxes	1,492	10,151	(14,088)	241
Adjustments:
Interest expense	7,919	7,329	24,611	22,460
Depreciation and amortization	9,599	7,995	26,727	23,090

EBITDA (1)	$19,010	$25,475	$37,250	$45,791

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$19,010	$25,475	$37,250	$45,791
Adjustments:
Transaction related expenses (2)	—	667	—	1,000
Trademark impairment (3)	3,623	—	3,623	—

Adjusted EBITDA (1)	$22,633	$26,142	$40,873	$46,791

(1)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest payments.

(2)	Reflects expenses associated with the 2007 follow-on offering to the Company’s 2003 initial public offering.

(3)	Reflects a non-cash expense for the write down of trademarks as a result of the determination that an impairment was incurred during the thirteen weeks ended September 30, 2008.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 30,	October 2,	September 30,	October 2,
	2008	2007	2008	2007
	(In thousands)		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(24,921)	$5,996	$(33,553)	$188
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,599	7,995	26,727	23,090
Amortization of deferred financing costs	990	643	2,960	1,927
Interest earned on restricted cash	—	(118)	(111)	(350)
Change in fair value of derivative	—	250	(311)	368
Charge for impaired assets	3,623	—	3,623	—
Deferred tax change	26,713	4,241	19,724	256
Gain (loss) on disposition of assets	(96)	—	(98)	(26)
Other	17	(5)	(13)	—

Changes in assets and liabilities	11,049	(5,565)	30,463	4,709

Net cash provided by operating activities	26,974	13,437	49,411	30,162

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business	—	—	(1,000)	—
Purchase of property and equipment	(5,938)	(4,139)	(14,061)	(12,249)
Proceeds from sale of property and equipment	251	—	309	17
Contract rights acquired	(2,819)	(6,937)	(15,497)	(10,980)
Restricted cash	—	5,809	354	6,658

Net cash used in investing activities	(8,506)	(5,267)	(29,895)	(16,554)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted Cash		—	8,033	—
Repayments — revolving loans	(22,000)	(24,500)	(64,500)	(65,500)
Borrowings — revolving loans	(5,500)	17,000	57,000	55,500
Net borrowings — swingline loans	—	—	(4,000)	—
Principal payments on long-term debt	—	(269)	(8,840)	(807)
Dividend payments	—	(4,460)	(6,925)	(13,380)
Increase in bank overdrafts	2,421	3,391	4,707	4,733

Net cash used in financing activities	(25,079)	(8,838)	(14,525)	(19,454)

Effect of exchange rate on cash	(198)	453	(438)	453

DECREASE (INCREASE) IN CASH	(6,809)	(215)	4,553	(5,393)

CASH AND CASH EQUIVALENTS:
Beginning of period	45,215	34,413	33,853	39,591

End of period	$38,406	$34,198	$38,406	$34,198

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

	September 30,	January 1,
	2008	2008
	(in thousands)
ASSETS
Current assets	$109,737	$95,517
Property and equipment, net	54,713	51,986
Contract rights, net	92,805	85,183
Cost in excess of net assets acquired	41,142	41,142
Deferred financing costs, net	11,388	10,361
Other assets	20,847	48,162

TOTAL ASSETS	$330,632	$332,351

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities	$366,287	$114,992
Long-term debt	—	223,334
Other liabilities	21,499	11,559
Total stockholders’ deficiency	(57,154)	(17,534)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$330,632	$332,351